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Rise Gold Reports Majority of Comments on Draft EIR Support the Idaho-
Maryland Mine

June 29, 2022 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") reports that the County of Nevada is currently preparing the Final Environmental Impact Report (the "Final EIR") for the Idaho-Maryland Mine Project.

The Nevada County government released the Draft Environmental Impact Report (the "DEIR") for the Idaho-Maryland Mine Project (the "IMM Project") on January 4, 2022. The report's release was a major milestone toward the approval of the Company's Use Permit Application to reopen the historic past-producing Idaho-Maryland Gold Mine. The 91-day public comment ended on April 4, 2022. The County received approximately 2,850 comment letters during the comment period of which the majority (~1,600 comment letters) expressed support for the Project.  In addition, the Company received over 200 additional support letters after the close of the comment period, which will not be included in the Final EIR. The number of support letters is unprecedented compared to the four recently approved EIRs in Nevada County1.  The level of support for the Project bolsters last year's survey results which show a majority (59%) of respondents supporting the reopening of the Idaho-Maryland Mine, with only 34% of respondents opposed.

The independently prepared DEIR was the culmination of two years of intensive study by the Nevada County government with the support of its consultant, Raney Planning & Management Inc., an experienced firm located in Sacramento, and contributions from many qualified technical experts and scientists. The DEIR concluded that there are no significant impacts to air quality, biological resources, water quality, groundwater, vibrations, or noise from operations from the proposed re-opening of the Idaho-Maryland Gold Mine.

A general outline of the remaining milestones in the Use Permit Application process is as follows:

  Nevada County will publish a Final Environmental Impact Report (the "Final EIR") which will include responses to public comments;

1 Boca Quarry (2019), Commercial Cannabis Cultivation (2019), Van Norden Spillway (2019), and 2 of 3 Dollar General Stores (2018) approved by Nevada County Board of Supervisors. Total combined comments received on these four projects was approximately 342 of which approximately 25 expressed support for the proposed projects.

  The Nevada County Planning Commission will hold a public hearing to consider the Final EIR and make a recommendation on project approval to the Nevada County Board of Supervisors;
  The Board of Supervisors will hold a public hearing to consider and make a final decision on the IMM Project. A majority vote of the five supervisors is required to approve the project.

The timeline to complete the Use Permit Application process largely depends on the Nevada County government and the completion of the Final EIR. The Company estimates that the Final EIR will be published in late summer or early fall of 2022 and public hearings and an approval decision on the Use Permit in late fall or early winter of 2022.

The Nevada County Board of Supervisors has recently approved three mining projects. The Boca Quarry Expansion, a surface aggregate mine with a production up to 1 million tons per year, was approved in 2019. The Greenhorn Creek Mining Expansion, a surface aggregate mine with a production of up to 600,000 tons per year, was approved in 2017 and the Blue Lead Gold Mine, a surface placer gold mine with a production of up to 400,000 tons per year, was approved in 2015.

Project Design

The Idaho-Maryland Mine is a past producing gold mine which produced 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955.

The Idaho-Maryland Mine was the second largest lode gold producer in the United States before being forced to close under War Production Board Order L-208 during World War II. In the two years before closure, 1940 and 1941, mine production averaged 920 tons per day with an average mill head grade of 0.38 oz per ton (12.9 gpt) and 121,000 oz of gold production per year.

The Use Permit application proposes underground mining to recommence at an average throughput of 1,000 tons per day. The existing Brunswick Shaft, which extends to ~3400 feet depth below surface, would be used as the primary rock conveyance from the underground workings. A second service shaft would be constructed by raising from underground to provide for the conveyance of personnel, materials, and equipment. Gold processing would be done by gravity and flotation to produce gravity and flotation gold concentrates. Processing equipment and operations would be fully enclosed in attractive modern buildings and numerous mature trees located on the perimeter of the Brunswick Site would be retained to provide visual shielding of aboveground project facilities and operations.

The Company would produce barren rock from underground tunneling and sand tailings as part of the project which would be used for creation of approximately 58 acres of level and useable industrial zoned land for future economic development in Nevada County.

A water treatment plant and pond, using conventional processes, would ensure that groundwater pumped from the mine is treated to regulatory standards before being discharged to the local waterways.

Approximately 300 employees would be required when the mine reaches full production, the majority of which will be drawn from the local Nevada County population.

The Company believes the drilling program has been successful but cautions investors no current mineral resources or mineral reserves have been defined. The Company's submission of an application for a Use Permit from Nevada County requires information regarding planned throughput and material quantities. The Company cautions investors that no Technical Report has been filed to support that this rate of production will be achieved. The Company has not completed a feasibility study to establish mineral reserves and therefore has not demonstrated economic viability of the IMM Project. The Company has not made a production decision for the IMM Project.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. To learn more about the company, visit www.risegoldcorp.com.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.